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                                                                    EXHIBIT 99.1


CONTACTS:

(MEDIA):          TONY LENTINI              (713) 296-6227
                  BILL MINTZ                (713) 296-7276

(INVESTOR):       ROBERT DYE                (713) 296-6662

(WEB SITE):       WWW.APACHECORP.COM


                                      FOR RELEASE AT 8:00 A.M. CENTRAL TIME


             APACHE CLOSES PURCHASE OF GULF OF MEXICO ASSETS FROM BP

         Houston, March 18, 2003--Apache Corporation (NYSE: APA) today announced it has closed on the Gulf of Mexico portion of its previously announced $1.3 billion acquisition of BP producing properties. The United Kingdom North Sea portion of the transaction is expected to close within the next two months.

         Apache paid an adjusted price of $509 million for the Gulf of Mexico properties, which have estimated proved reserves of 72.2 million barrels of oil equivalent. The price was adjusted from the originally announced $670 million to account for the exercise of preferential rights by third parties involved in some of the properties (a reduction of $70 million), production since the Jan. 1, 2003, effective date of the transaction, and other minor adjustments.

         The Gulf of Mexico properties are located offshore Texas and Louisiana in areas where Apache has substantial existing operations. Net current production from the acquired properties, after adjustments, is approximately 200 million cubic feet of gas and 19,000 barrels of liquid hydrocarbons per day.

         Apache Corporation is a large oil and gas independent with existing core operations in the United States, Canada, Egypt and Western Australia.


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